UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2007

BROOKE CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51423	20-2679740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10950 Grandview Drive, Suite 600, Overland Park, Kansas	66210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (913) 661-0123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Appointment of Certain Officers.

Appointment of Chief Operating Officer.

(c) On October 29, 2007, Brooke Credit Corporation, a Delaware corporation (the “Company”) (OTC: BRCR.OB), appointed Anita F. Larson as Chief Operating Officer, in addition to her Chairman duties, effective immediately.

Anita F. Larson, Age 45, has served as Chairman of the Board and Director of the Company since January 2006. Previously, Ms. Larson served as the President, Chief Operating Officer and Director of Brooke Corporation, the majority shareholder of the Company. Ms. Larson joined Brooke Corporation in 1999 and in January 2005, Ms. Larson was elected to Brooke Corporation’s board of directors and appointed as its President and Chief Operating Officer. She was General Counsel from 1999 until January 2005, Vice President from 2001 until January 2005, Secretary from 2001 until January 2005, and Assistant Secretary from 2000 until 2001. Prior to joining Brooke Corp., Ms. Larson was Vice President and Counsel of The Equitable Life Assurance Society of the United States, New York, New York, Chief Administrative Officer of First Security Benefit Life Insurance and Annuity Company of New York, and Second Vice President and Counsel of Security Benefit Group, Inc., Topeka, Kansas. Ms. Larson received a Bachelor of Arts Degree in English from the University of Kansas and a Juris Doctorate Degree from the University of Kansas School of Law.

There are no arrangements or understandings between Ms. Larson and any other person pursuant to which Ms. Larson was appointed Chief Operating Officer, nor is there a family relationship between any director or executive officer and Ms. Larson. Since the beginning of the Company’s last fiscal year, Ms. Larson has had no direct or indirect material interest in any transaction exceeding $120,000 to which the Company was a party that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 11/02/07

BROOKE CREDIT CORPORATION

/s/ Michael Lowry
Michael Lowry
President and Chief Executive Officer